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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE
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PRESS CONTACT:

     Curt Ritter
     W. P. Carey & Co. LLC
     212-492-8989
     critter@wpcarey.com
     Media Kit: www.wpcarey.com/MediaKit

                   W. P. CAREY ACQUIRES TELCORDIA TECHNOLOGIES
                         OFFICE CAMPUS FOR $119 MILLION

                 Transaction Provides Financing for Acquisition
                By Warburg Pincus and Providence Equity Partners

     NEW YORK, NY, March 16, 2005 - Investment firm W. P. Carey & Co. LLC (NYSE:
WPC) announced today that it acquired the Piscataway, NJ office campus of Telcordia Technologies, Inc., a leading provider of telecommunications software and services, for $119.3 million. Proceeds from the sale-leaseback helped Warburg Pincus and Providence Equity Partners to complete their acquisition of Telcordia Technologies from Science Applications International Corporation.

     Telcordia Technologies will maintain operational control of the campus facilities, which consists of six buildings totaling 891,319 square feet, under a long-term lease that includes multiple renewal options.

     W. P. Carey completed the transaction on behalf of Corporate Property Associates 16 - Global Incorporated (CPA(R):16 - Global), a member of the $7 billion W. P. Carey Group of income generating, publicly held, non-traded real estate investment trusts (REITs).

     Jason Fox, a Director at W. P. Carey & Co. LLC, said, "We are very pleased to have completed this transaction as it reflects how private equity firms can utilize W. P. Carey's sale-leaseback financing to fund major acquisitions. Over the years private equity firms have come to realize the benefits of converting the real estate assets of their current, and future,


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portfolio companies into working capital. As one of the leading providers of sale-leaseback financing to private equity firms we are proud of our ability to customize every transaction while completing them on time and as proposed.

     "It was a pleasure to work with Warburg Pincus and Providence Equity in completing this transaction. We look forward to developing a long-term partnership in the years to come and congratulate them on their successful acquisition."

     Larry Bettino, a Managing Director at Warburg Pincus, said, "This sale-leaseback transaction with W. P. Carey proved to be an important component of our overall acquisition financing. By converting Telcordia's real estate assets into cash we were able to maximize our bid and in the end win the deal.
W. P. Carey's financing expertise and their ability to execute the transaction as promised was crucial in the success of this deal."

WARBURG PINCUS

     Warburg Pincus has been a leading private equity investor since 1971. The firm currently has approximately $14 billion under management, and invests in a range of industries including information and communication technology, financial services, healthcare, LBOs and special situations, media and business services, energy and real estate. Warburg Pincus also has a long history as a leading investor in the information and communication technology sectors, including investments in Avaya [NYSE: AV], BEA Systems [Nasdaq: BEAS], Bharti Tele-Ventures [BSE: BHARTI.IN], Harbour Networks, NeuStar and VERITAS Software [Nasdaq: VRTS]. The firm is an experienced partner to entrepreneurs seeking to create and build durable companies with sustainable value. Warburg Pincus has an active portfolio of more than 115 companies spanning the entire spectrum of scale and maturity. www.warburgpincus.com

PROVIDENCE EQUITY PARTNERS

     Providence Equity Partners Inc. is one of the world's leading private investment firms specializing in equity investments in media and communications companies. The principals of Providence Equity manage funds with over $9 billion in equity commitments and have invested in more than 80 companies operating in over 20 countries since the firm's inception in 1991. Current and previous areas of investment

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include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors. Significant investments include VoiceStream Wireless, Metro-Goldwyn-Mayer, Warner Music Group, PanAmSat, AT&T Canada, eircom, Casema, Kabel Deutschland, Language Line, F&W Publications, ProSiebenSat.1, and Bresnan Broadband Holdings. The firm has offices in Providence, New York and London. www.provequity.com

TELCORDIA TECHNOLOGIES, INC.

     Telcordia Technologies, Inc. is a leading global provider of telecommunications software and services for IP, wireline, wireless and cable. By delivering on its Elementive strategy of providing flexible, standards-based solutions that optimize complex network and business support systems, Telcordia enables customers to aggressively reduce costs and grow revenues. Telcordia is headquartered in Piscataway, NJ, with offices throughout the United States, Canada, Europe, Asia, Central and Latin America. www.telcordia.com

W. P. CAREY & CO. LLC

     Founded in 1973, W. P. Carey & Co. LLC specializes in helping companies and private equity firms realize the capital tied up in their real estate assets. Whether used for buyouts, add-on acquisitions, recapitalizations or growth, net lease financing provides access to 100% of the real estate's value enabling companies to maintain complete operational control. Acting as principals in transactions from $5 million to $500 million, W. P. Carey and its affiliates have committed approximately $3 billion over the last three years and now manage more than $7 billion in assets. www.wpcarey.com/finance

     Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

     This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company's actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company's filings with the Securities and Exchange Commission.

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